EXHIBIT 6.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of November 8, 2022, by and among SIBANNAC, INC., a Nevada corporation ("Buyer"), and NOHO, INC., a Wyoming corporation ("Seller” or “Company").

A.       Seller is a manufacturer, marketer and seller of wellness products (the "Business").

B.       Seller desires to sell, assign, convey and hypothecate to Buyer, and Buyer desires to purchase and assume from Seller, those certain assets of Seller described herein related to the Business on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Sale and Transfer of Assets and Assumption of Certain Liabilities.

1.1       Assets.

(a)       Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined in Section 1.3) the Seller shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, all of the assets, properties and rights of Seller used or useful in the Business, including without limitation those assets listed on Schedule 1 (the "Acquired Assets"). The Acquired Assets include all intellectual property of Seller’s NOHO brand and Vestra, LLC, an Arizona Limited Liability Company. The Acquired Asset in Vestra, LLC includes the website known as : www.rad8life.com.

(b)        Excluded Assets. There are no excluded assets.

1.2       Assumption of Certain Liabilities. This transaction includes certain liabilities of Seller as listed in Schedule 1.

1.3       Closing. The closing of the sale and purchase of the Acquired Assets (the "Closing") will take place at the corporate offices of Sibannac, Inc., at 9535 E Doubletree Ranch Road, STE 120, Scottsdale, AZ 85258, on the date of above.

1.4       Purchase Price. The purchase price is set forth in Sec. 1.2 (the "Purchase Price").

2.       Representations and Warranties of Seller. Each representation and warranty contained in this Section 2 is qualified by the disclosures made in the disclosure schedule attached hereto as Schedule 2 (the "Disclosure Schedule"). This Section 2 and the Disclosure Schedule shall be read together as an integrated provision. The representations and warranties of the Seller below are limited to the knowledge of the Seller except to the extent that any such representation and/or warranty relates to the organization, good standing, authority, absence of conflict or violation, required consents, labor and employment solely with respect to the Seller. Seller represents and warrants to Buyer that:

2.1       Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, with full corporate power and authority to carry on the Business as it is now and has since its organization been conducted and as proposed to be conducted, and to own, lease, operate and dispose of the Acquired Assets. Complete and accurate copies of the charter documents and bylaws of Seller, with all amendments thereto to the date hereof, have been furnished to Buyer or its representatives.

2.2       Authorization of Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments executed or to be executed by the parties hereto in connection herewith (together with all other documents delivered or to be delivered in connection herewith or therewith, the "Transaction Documents") have been duly and validly approved by the Seller's shareholders, as applicable, and no other proceedings on the part of Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "Bankruptcy Exception.")

1

2.3       Acquired Assets.

(a)       Ownership. Seller is the lawful owner of or has the right to use and transfer to Buyer each of the Acquired Assets being transferred by it pursuant hereto. The Acquired Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. The delivery to Buyer will vest good and marketable title to the Acquired Assets in Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. There are no outstanding agreements, options or commitments of any nature obligating Seller to transfer any of the Acquired Assets or rights or interests therein to any party other than Buyer. Seller warrants and represents they are selling the Acquired Assets to Buyer, who is senior management with requisite knowledge and experience in the industry, and that the Purchase Price is agreed and accepted to at fair market value (“FMV”).

(b)        Sufficiency of Assets. The Acquired Assets (i) constitute all of the assets and properties used by Seller in connection with the operation of the Business; and (ii) are sufficient and adequate to conduct the Business in the manner that is currently conducted.

2.4       Certain Property of Seller.

(a)       Proprietary Rights.

(i)       Schedule 1.1 sets forth a true and complete list of all Proprietary Rights (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or otherwise used by Seller. For purposes of this Agreement "Proprietary Rights" means  trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, as well as the following: (A) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (B) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (C) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (D) licenses, including, without limitation, software licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (E) Internet Web sites, domain names and registrations or applications for registration thereof; (F) toll-free or other phone numbers and "vanity" numbers; (G) customer lists; (H) books and records describing or used in connection with any of the foregoing; and (I) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(ii)       All of the Proprietary Rights are owned by Seller free and clear of any and all liens, security interests, claims, charges and encumbrances (other than the lien of the Shareholder) or are used by Seller pursuant to a valid and enforceable license granting rights sufficiently broad to permit the historical and anticipated uses of the Proprietary Rights in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority to Buyer.

(iii)       Schedule 1.1 identifies a list of any licenses, sublicenses or other agreements pursuant to which Seller grants a license to any person to use the Proprietary Rights or is a licensee of any of the Proprietary Rights.

(vi)       Seller is the sole owner of its trade secrets, including, without limitation, any customer lists, formulas, inventions, processes, know-how, computer programs and routines associated, developed or used in connection with the Business (the "Trade Secrets"), free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, and has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets. Any of the employees of Seller and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Trade Secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into agreements that the Trade Secrets are proprietary to Seller and not to be divulged or misused.

(vii)       All the Trade Secrets are presently valid and protectable and are not part of the public knowledge or literature; and have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller or the Business.

(viii)       Seller has taken all reasonable precautions necessary to ensure that all Proprietary Rights have been properly protected and have been kept secret.

2

2.5       [Reserved].

2.6       No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Seller; (ii) violate any provision or requirement of any domestic or foreign, national, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Seller or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any Contract (as hereinafter defined); (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Seller; and (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a "License," and collectively, the "Licenses").

2.7       Consents. All Consents (as hereinafter defined) and notices required to be obtained or given by or on behalf of Seller or the Shareholder before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon Seller or the Shareholder are described on Section 2.7 of the Disclosure Schedule and all such Consents have been duly obtained and are in full force and effect.

2.8       Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of Seller, threatened before any Governmental Entity of any nature, brought by or against the Seller, the members, officers, directors, employees, agents of Seller, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Seller or the transactions contemplated by this Agreement. None of Seller nor any of the Acquired Assets is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

2.9       Compliance with Applicable Law. The operations of Seller are, and have been, conducted in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over it and its assets, properties and operations, including, without limitation, the Real Estate Settlement Procedures Act and all other laws, regulations, orders and requirements relating to the Business. Seller has not received any notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to Seller or any of its assets, properties or operations.

2.10       Licenses.

(a)       Schedule 1.1 sets forth a true and complete list of all Licenses issued or granted to Seller, and all pending applications therefore. The Licenses constitute all Licenses required, and consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Seller in connection with the Business or that are necessary for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents. No jurisdiction in which Seller is not qualified or licensed as a foreign corporation has demanded or requested that it qualify or become licensed as a foreign corporation. Seller has delivered to Buyer or its representatives true and complete copies of all the Licenses together with all amendments and modifications thereto.

(b)       Each License has been issued to, and duly obtained and fully paid for by Seller and is valid, in full force and effect, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. Seller is not in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise involuntarily terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof, nor has any application of Seller for any License ever been denied.

2.11       No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Financial Statements and except as incurred in the ordinary course of business since the date of the Financial Statements, Seller has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in in the following: 1) an impairment of Buyer’s interest in the acquired asset; and 2) any material claims against or obligations or liabilities of Seller that could foreseeably impair Buyer’s ownership interest in the Acquired Asset.

3

2.12       Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement:

(a)       Seller and its operations comply and have at all times complied with all applicable laws, regulations and other requirements of Governmental Entities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "Environmental Laws") and have obtained and maintained in effect all licenses, permits and other authorizations or registrations (collectively "Environmental Permits") required under all Environmental Laws and are in compliance with all such Environmental Permits.

(b)       No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as "Hazardous Materials") has been released, placed, disposed of or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by it at any time or any other property in violation of any Environmental Laws or that could subject it to liability under any Environmental Laws.

(c)       Seller has not exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

(d)       Seller does not now own or operate, and has never owned or operated, aboveground or underground storage tanks.

(e)       To the knowledge of Seller, with respect to any or all of the real properties leased at any time by Seller, there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties.

2.13       Accuracy of Information. None of the representations or warranties or information provided and to be provided by Seller to Buyer in this Agreement, the Disclosure Schedule, schedules or exhibits hereto, or in any of the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading. The descriptions set forth in the Disclosure Schedule are accurate descriptions of the matters disclosed therein. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be complete and accurate records of such documents.

3.       Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

3.1       Organization and Corporate Authority. Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, except as such enforceability may be limited by the Bankruptcy Exception.

3.2       No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Buyer; or (ii) violate any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

3.3       Accuracy of Information. None of the representations or warranties or information provided and to be provided by Buyer to Seller in this Agreement, the schedules or exhibits hereto, or in any of the other Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements and facts contained herein or therein not false or misleading.

3.4       Consents. All Consents and notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, orders or governmental or other agency directives, or the provisions of any document binding upon Buyer have been duly obtained and are in full force and effect.

4

3.5       No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the balance sheet and except as incurred in the ordinary course of business, Buyer has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation.

4.       Certain Understandings and Agreements of the Parties.

4.1       Access. Seller shall afford to Buyer and Buyer's accountants, counsel and representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of the properties, books, Contracts and records of Seller (including, without limitation, Seller's accounting records and loan files and reasonable inquiry of Seller's independent accountants) and, during such period, shall furnish promptly to Buyer all information concerning Seller, the Business, and Seller's properties, liabilities and personnel as Buyer may reasonably request.

4.2       Confidentiality. For purposes hereof, Seller will keep the matters contemplated herein and all information provided by Buyer related to Buyer confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by Seller related to Seller and the Business confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer and Seller shall each cause their respective officers, directors, members, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. If this Agreement terminates without consummation of the Closing, Seller and Buyer shall each maintain the confidentiality of any information obtained from the other in connection with the transactions contemplated hereby and Buyer's business plans (the "Information"), other than Information that: (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the Information was delivered; or (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or (iv) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to stop such disclosure; or (v) is subsequently and independently developed by employees of the party to whom the Information was delivered without reference to the Information. If this Agreement terminates without consummation of the Closing, Buyer, on the one hand, and Seller, on the other, shall return to the other all material containing or reflecting Information provided by the other, shall not retain any copies, extracts, or other reproductions thereof or derived therefrom, and shall thereafter refrain from using the Information and shall maintain its confidentiality pursuant to this Agreement.

4.3       Cooperation in Litigation. Each party will fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation between Buyer and/or its Affiliates or assignees, on the one hand, and Seller and/or their Affiliates or assignees, on the other hand, arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

4.4       Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

4.5       Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Acquired Assets or otherwise to effectuate the purposes of this Agreement. Without limiting the generality of the foregoing, the parties hereto agree that Seller shall cooperate with Buyer in connection with the withdrawal, surrender or change of corporate names and name reservations in any states in which such withdrawal, surrender or change has not occurred prior to the date hereof.

5

5.       Survival; Indemnification.

5.1       Survival. The representations and warranties made in this Agreement or in any exhibit, schedule, or any Transaction Document or certificate shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the anniversary of the Closing Date, except those representations and warranties contained in (i) Sections 2.13 (Environmental Matters), which will survive until the fifth anniversary of the Closing Date; and (iii) Section 2.3 (Acquired Assets) which will survive indefinitely. As to any matter which is based upon willful fraud by the indemnifying party, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this Section 5 with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Any investigations made by or on behalf of any of the parties prior to the date hereof shall not affect any of the parties' obligations hereunder. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

5.2       Indemnification by Seller. Subject to the limits set forth in this Section 5, and notwithstanding the knowledge qualifiers contained in Section 2 of this Agreement, which Seller expressly agrees shall not apply to limit liability hereunder, Seller and their respective successors and assigns shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer and its Affiliates, and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("Losses") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

(a)       the ownership or operation of the Acquired Assets or Business before the Closing;

(b)       any untruth or inaccuracy of any representation or warranty made by Seller in this Agreement or any other Transaction Document, notwithstanding the knowledge qualifiers contained in Section 2 of this Agreement, which Seller expressly agrees shall not apply to limit liability hereunder;

(c)       the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other Transaction Docum

5.3       Indemnification by Buyer. Subject to the limits set forth in this Section 5, Buyer shall indemnify, defend and hold harmless Seller, and their respective members, officers, directors, employees and agents from and against any and all Losses reasonably incurred by any such indemnitee arising out of or in connection with any of the following:

(a)       any untruth or inaccuracy of any representation or warranty made by Buyer in this Agreement or any other Transaction Document; and

(b)       the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any Transaction Document; and

(c)       any future claims arising out of or in connection with any existing distributors and/or distributions agreements from the date of execution of this agreement and forward.

5.4       Indemnification Procedure.

(a)       Whenever any claim shall arise for indemnification hereunder relating to a Loss (a "Claim"), the party entitled to indemnification (the "Indemnitee") shall promptly give written notice to the party obligated to provide indemnity (the "Indemnitor") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

6

(b)       Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim. If the Indemnitee's participation in any such investigation, trial, defense and any appeal arising from such Claim relates to a legal position or defense that varies materially from the legal positions or defenses pursued by the Indemnitor, and if the Indemnitee reasonably believes that the Indemnitee's interests will be adversely and materially affected if such legal position or defense is not pursued, and Indemnitor refuses to pursue or incorporate such legal positions and defenses into its legal positions and defenses after the written request of Indemnitee, the Indemnitor shall bear the sole cost, risk and expense of the Indemnitee's separate participation, including reasonable fees, costs and expenses of one separate counsel for the Indemnitee (or multiple Indemnitees). If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder. The Indemnitor shall have the right to elect to settle any claim for monetary damages without the Indemnitee's consent only if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

(c)       If the Indemnitor fails to assume the defense of the subject of any Claim in accordance with the terms of Section 5.4(b), or if the Indemnitor fails diligently to prosecute such defense, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim after giving reasonable notice to the Indemnitor. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole cost, risk and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

(d)       The obligation of the Indemnitor to indemnify the Indemnitee against Claims pursuant to this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

5.5       Payment. All payments owing under this Section 5 will be made promptly as indemnifiable Claims are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.4(c) or proceeds with separate counsel in accordance with Section 5.4(b), the expenses (including reasonable attorneys' fees) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee, if the Indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law.

5.6       Set-Off. In addition to any rights of set off or other rights that any of the Indemnitees may have at common law, by statute or otherwise, each Indemnitee shall have the right to set off any amount that is owed by such Indemnitee to an Indemnitor pursuant to this Agreement against any amount otherwise payable by the Indemnitor to the Indemnitee.

5.7       Limitations.

(a)       Threshold. Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any person entitled to indemnity under this Section 5 or to pay damages in respect of contract claims arising under this Agreement or any other Transaction Document unless the persons so entitled to indemnity or recovery thereunder have suffered Losses in an aggregate amount attributable to all Claims and obligors in excess of Five Thousand Dollars ($10,000) (the "Threshold"). Once the aggregate amount of Losses exceeds the Threshold, persons entitled to recovery shall be entitled to recover the full amount of all Losses, including any amounts which constituted the Threshold. No person shall be entitled to indemnification under this Section 5 for Losses directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement or any duty to the potential Indemnitor.

7

(b)       Cap. Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate amount of the indemnification obligations of the Seller owing under this Article 5 to one or more Indemnitees exceed $50,000.00.

6.       Conditions to Closing.

6.1       Conditions to Obligations of Each Party. The obligations of Buyer, on the one hand, and Seller, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition; provided, however, that such waiver will not diminish such party's right to indemnification pursuant to Section 5, unless so stated, and provided further that Seller will be required to perform their obligations hereunder, notwithstanding lack of fulfillment of the conditions set forth in this Section 6.1, if Buyer agrees in writing to be liable for, and to indemnify Seller from and against, any obligations that Seller would incur as a result of consummating the transactions contemplated hereby notwithstanding the fact that the conditions in this Section 6.1 have not been fulfilled.

(a)       No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, operations, or financial condition of Seller, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

(b)       Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

6.2       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment, at or before or subsequent (assignments) the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion; provided however, such waiver will not waive or diminish Buyer's right to indemnification pursuant to Section 5, unless so stated:

(a)       Representations and Warranties True. The representations and warranties of Seller contained in this Agreement or in any other Transaction Document delivered pursuant hereto shall be true and correct in all material respects as of the date hereof and on the Closing Date.

(b)       Performance of Seller. Seller has performed in all material respects all obligations required to be performed by each of them under this Agreement on or before the Closing Date, and at the Closing Seller shall have delivered to Buyer all executed documents to such effect dated the Closing Date and signed by, respectively, managing member of Seller.

(c)       Authority. All actions required to be taken by, or on the part of, Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the majority of members of Seller.

(d)       Consents to Assignments of Certain Contracts. All necessary consents to the assignment of Contracts requiring consents as a condition to their assignment to Buyer (as described on Schedule 2.09) shall have been obtained in written instruments reasonably satisfactory to Buyer.

(e)       Additional Closing Documents of Seller. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

(i)       Copies, certified by the Secretary or an Assistant Secretary of Seller of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

8

(f)       Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Buyer or a Material Adverse Change or the cancellation or adverse change in terms of, or payments under, any Contract, have been duly obtained in form reasonably satisfactory to Buyer, are in full force and effect on the Closing Date and the original executed copies have been delivered to the Buyer on or before the Closing Date.

(g)       No Adverse Changes. Between the date of this Agreement and the Closing Date there shall not have occurred any Material Adverse Change or any event or circumstance that may result in a Material Adverse Change.

(h)       Domain Names and Telephone Numbers. Buyer shall have received written documents duly executed by all necessary parties providing for the transfer of control and/or ownership, as applicable, of all domain names and toll-free or other phone numbers included in the Acquired Assets.

(i)       No Default. Seller shall not be in default of any material obligation except as otherwise set forth on the Disclosure Schedule.

(j)       Legal Matters. All Transaction Documents required to be executed or delivered by or on behalf of Seller under this Agreement, and all other actions and proceedings required to be taken by or on behalf of it in furtherance of the transactions contemplated hereby, are in form and substance reasonably satisfactory to counsel for Buyer.

(k)       Other Closing Documents. Buyer has received such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of Seller or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

6.3       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3 any one or more of which may be waived by Seller in writing in its discretion; provided however, such waiver will not waive or diminish the right of Seller to indemnification pursuant to Section 5, unless so stated:

(a)       Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any Transaction Document shall be true and correct in all material respects on the date hereof and on the Closing Date, and at the Closing Buyer shall have delivered to Seller a certificate to such effect dated the Closing Date, signed by the Chief Executive Officer or President or any Vice President and the Secretary or any Assistant Secretary of Buyer or any Managing Member of Buyer.

(b)       Performance of Covenants. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Buyer shall have delivered to Seller a certificate to such effect dated the Closing Date signed by the Chief Executive Officer or President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

(c)       Authority. All actions required to be taken by, or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Buyer or by the majority of members of Buyer.

(d)       Purchase Price. Buyer shall have made the payment to Seller as set forth in the Purchase Price Schedule 1.1.,

(e)       Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing the following documents, each dated the Closing Date:

(i)       Copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors or majority of members of Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

9

(f)       Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Seller, have been duly obtained and are in full force and effect on the Closing Date; provided however, that Seller and the Shareholder will be required to perform their obligations hereunder, notwithstanding lack of fulfillment of the conditions set forth in this Section 6.3(f), if Buyer agrees in writing to be liable for, and to indemnify Seller and the Shareholder from and against, any obligations that Seller or the Shareholder would incur as a result of consummating the transactions contemplated hereby notwithstanding the fact that the conditions in this Section 6.3(f) have not been fulfilled.

(g)       Legal Matters. All Transaction Documents required to be executed or delivered by or on behalf of Buyer under this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the transactions contemplated hereby, are in form and substance reasonably satisfactory to counsel for Seller.

7.       Defaults.

7.1	Default Defined. The following will be defaults:

(a)	A continued breach of this Agreement by either Party, continuing for a period of 30 days after receipt of written notice from the other party with respect thereto (unless such notice specifies a longer period).

(b)	An assignment by either party for the benefit of creditors; the institution of involuntary or voluntary proceedings against or by either party by a court of competent jurisdiction in connection with insolvency laws that is not dismissed within 90 days; or the appointment of a receiver or trustee for either party, or any interest in its business, unless vacated within 90 days.

(c)	Gross negligence by the Buyer of its business by the discontinuation of normal service to its customers for a period of 60 consecutive days.

(d)	A determination by a court of competent jurisdiction that one party made a material misrepresentation or false statement or materially misled the other in order to procure a benefit or right from the other party.

8.       Miscellaneous.

8.1       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 8.2:

If to Seller:	NOHO INC.

659 NW 38TH CIR

BOCA RATON FL 33431-5704

If to Buyer:	SIBANNAC, INC.

9535 E Doubletree Ranch Road, STE 120

Scottsdale, AZ 85258

8.2       Assignability and Parties in Interest. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto, except through operation of law and that Buyer may assign its rights and obligations under this Agreement in whole or in part to any Affiliate or Affiliates of Buyer or any successor to all or substantially all of the business or assets of Buyer. This Agreement shall inure to the benefit of and be binding upon Buyer, Seller and the Shareholder and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

10

8.3       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona without regard to its choice-of-law principles.

8.4       Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

8.5       Publicity. Prior to the Closing Date, no party may, nor may it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall consult in good faith with the other party prior to the issuance of any such press release or announcement.

8.6       Complete Agreement. This Agreement, the exhibits and schedules hereto, the Transaction Documents, the License Agreement and the Correspondent Lender Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

8.7       Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Agreement, any party may, (a) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any Transaction Document; and (b) waive compliance by any other party with any of the covenants or agreements contained in this Agreement. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights of remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision.

8.8       Headings; References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Sections, Schedules and Exhibits refer to the referenced Sections, Schedules or Exhibits hereof unless otherwise specified.

8.9       Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

8.10       Due Diligence Investigation. All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

8.11       Expenses of Transactions. All fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs, and expenses incurred by Seller and the Shareholder in connection with the transactions contemplated by this Agreement shall be borne respectively by Seller and the Shareholder jointly and severally.

8.12       Arbitration.

(a)       Any controversy or claim arising out of or relating to this Agreement shall be solely and finally settled by arbitration administered by JAMS/Endispute in accordance with its Comprehensive Arbitration Rules and Procedures as then in effect (the "Rules"), except to the extent such Rules vary from the following provisions. The judgment of the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be held in Maricopa County, Arizona unless the parties otherwise agree to another location.

(b)       If a party hereto determines to submit a dispute for arbitration pursuant to this Section 8.12, such party shall furnish the party with whom it has the dispute with a notice of arbitration as provided in the Rules (an "Arbitration Notice") which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to JAMS/Endispute, along with a copy of this Agreement and a request to appoint the Arbitrator.

11

(c)       Once an Arbitrator is assigned to hear the matter, the Arbitrator shall schedule a pre-hearing conference to reach agreement on procedural and scheduling matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues.

(d)       At the pre-hearing conference, the Arbitrator shall have the discretion to order, to the extent the Arbitrator deems relevant and appropriate, that each party may (i) serve a maximum of one demand for production of documents and one set of twenty (20) interrogatories (without subparts) upon the other parties; and (ii) depose a maximum of three (3) witnesses. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The response to the document demand, the documents to be produced, and the responses to the interrogatories shall be exchanged thirty (30) days later. Each deposition must be concluded within eight (8) hours and all depositions must be taken within thirty (30) days of the pre-hearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition. All discovery disputes shall be decided by the Arbitrator.

(e)       The parties must file briefs with the Arbitrator at least three (3) days before the arbitration hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. The presentation of evidence at the arbitration hearing shall be governed by the Federal Rules of Evidence. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the Arbitrator of the arrangement in advance of the hearing, and must pay for the cost incurred.

(f)       Each party may be joined as an additional party to an arbitration involving other parties. If more than one arbitration is begun and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the Arbitrator selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before that Arbitrator.

(g)       The Arbitrator's award shall be in writing, signed by the Arbitrator and shall contain a concise statement regarding the reasons for the deposition of any claim.

(h)       To the extent permissible under applicable law, the award of the Arbitrator shall be final. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

8.13       Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement for preliminary or injunctive relief or matters not subject to arbitration, if any, shall be tried and litigated exclusively in the State and Federal courts located in the County of Maricopa, State of Arizona. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Maricopa, State of Arizona shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 7.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

8.14       Attorneys' Fees. If Buyer brings any action, suit counterclaim, cross claim, appeal, arbitration, or mediation for any relief against Seller or the Shareholder, or if Seller or the Shareholder brings any action, suit, counterclaim, cross claim, appeal, arbitration, or mediation for any relief against Buyer, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

12

For purposes of this paragraph, "prevailing party" includes, without limitation, a party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

8.15       Enforcement of the Agreement. Seller and Buyer acknowledge that irreparable damage would occur if any of the obligations of Seller under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

8.16       Survival. The representations and warranties made in this Agreement or in any exhibit, schedule, or any licensing agreement contemplated hereby, specifically Section 1.1(a) (Acquired Assets), will survive indefinitely. As to any matter which is based upon willful fraud by the indemnifying party, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this Section 8 with respect to any representation or warranty, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Any investigations made by or on behalf of any of the parties prior to the date hereof shall not affect any of the parties' obligations hereunder. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

In Witness Whereof, each of the parties hereto has executed this Asset Purchase Agreement as of the date first above written.

"Seller"

NOHO, INC.

By: __________________________________

Name: David Mersky

Title: President and Chief Executive Officer

“Buyer”

SIBANNAC, INC.

By: _________________________________

Name: Eric Stoll

Title: Director

13

SCHEDULE 1.1

ACQUIRED ASSETS AND CERTAIN LIABILITIES

Websites: NOHOSHOT.COM; NOHODRINK.COM URL; RAD8LIFE.COM URL; all other websites or domain names owned by Seller relating to the NOHO Shot or other NOHO consumer products and RAD8 branded products, whether or not in current production.

Vestra, LLC, an Arizona Limited Liability Company. Vestra, LLC is the owner of the website known as : www.rad8life.com

All Social Media Accounts relating to the NOHO liquid products;

Inventory on hand

Formulations

Furniture

Fixtures

Computers

Point Of Purchase materials and displays

Contracts

All IP for DRNK  including Trademarks

Websites including the Nohoshot.com URL

Social Media

distribution rights

Certain Liabilities:

Deferred and accrued salaries (TBD)

All accounts payable to Carl Ranno ESQ.

Vestra, LLC, including the rad8life.com URL

Santanu Das note from 10/19/21 for $150,000

All Series C shares issued to Lifetime Branding

14

SCHEDULE 1.2

PURCHASE PRICE

1.	Royalty – to be paid for seven years (7) on the “After Shot Product” in the following percentage of gross sales.

2.	Royalty may be paid in cash or stock at the buyer’s sole discretion pursuant to the following sale objectives.

5% up to 2MM sales

4% +2MM to 3MM

3% +3MM to 4MM

2% +4MM to 5MM

1$ +5MM

3.    Warrants- Each warrant shall grant the holder to purchase one share of Sibannac stock. There will be 50 million warrants to be distributed by NOHO to its shareholders of record as of July 29, 2022. Each warrant shall be redeemable no later than one year after the Registration Statement to be filed by the buyer becomes effective. The exercise price for the underlying shares of stock shall be 20% below the average of the bid and the ask price of the opening quote immediately subsequent to the Registration Statement becoming effective.

15